Exhibit 99.1

Proto Labs Appoints John Way as Chief Financial Officer

MAPLE PLAIN, Minn.—December 1, 2014— Proto Labs, Inc. (NYSE: PRLB), a leading online and technology-enabled quick-turn manufacturer, today announced the appointment of John A. Way as its Chief Financial Officer, effective immediately. He replaces Jack Judd who announced on July 24, 2014 his intention to retire as CFO by year-end.

Mr. Way was most recently the Chief Financial Officer of Univita, a privately held home healthcare service provider. At Univita, he assisted with the successful sale and separation of its Insurance Administration Services division. Prior to that, he was the CFO of Virtual Radiologic. Mr. Way also worked in senior financial positions at several divisions within UnitedHealth Group. He was the CFO of Optum Collaborative Care, where he played a key role in developing and executing the strategic plan to take the business from creation to a $3 billion organization including leading the acquisition and integration of several businesses. During his tenure at United Health, Mr. Way also served as the CFO of SecureHorizons, OptumHealth, and was a director in the corporate development group. Before joining UnitedHealth, Mr. Way worked for PricewaterhouseCoopers LLP for six years, including a two-year assignment in Germany.

“John’s track record of successfully managing the financial operations of high growth companies will be of tremendous value to Proto Labs as we continue our rapid expansion both in the U.S. and internationally,” said Vicki Holt, President and Chief Executive Officer of Proto Labs. “He has a solid background in business planning, operational and financial risk management and acquisition execution and integration, in addition to core financial operations. His extensive experience with the financial management of large organizations will enable John to be a major contributor in helping Proto Labs get to the next level of our corporate development.”

About Proto Labs, Inc.

Proto Labs is a leading online and technology-enabled quick-turn manufacturer of custom parts for prototyping and short-run production. Proto Labs provides “Real Parts, Really Fast” to product developers worldwide. Proto Labs utilizes computer numerical control (CNC) machining, injection molding, and additive manufacturing (3D printing), to manufacture custom parts for our customers. For more information, visit protolabs.com.

Contact:

For Proto Labs, Inc.

Investor Relations:

John Way, 763-479-7726

john.way@protolabs.com

or

Jenifer Kirtland, 408-656-9496

jkirtland@evcgroup.com

or

Media Relations:

Bill Dietrick, 763-479-7664

bill.dietrick@protolabs.com